Exhibit 99.01

Investview (“INVU”) Opens New State-of-the-Art ASIC Bitcoin Miner Repair Center and Digital-Asset Network-Operations-Center Facility in Texas USA

SAFETek, Investview’s (INVU) leading Bitcoin mining subsidiary opens state of the art ASIC mining repair center in Conroe, Texas, USA offering Crypto Miners in the US and North America the ability to have their ASIC mining rigs repaired and optimized locally, saving significant time and money. The opening of the new Texas facility will enable SAFETek to quicken the pace of innovation and roll out its mining production units at the speed and scale needed to remain highly competitive.

Eatontown, NJ, July 20th, 2021 (GLOBE NEWSWIRE) — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, today announced the opening of its new SAFETek state-of-the-art ASIC Bitcoin miner commercial repair, sales, and digital-asset management network-operations-center (NOC)facility in Texas USA.

Investview through its subsidiary SAFETek (safeteksolutions.com), a leading Bitcoin cryptocurrency mining operator has opened and will operate an independent commercial ASIC miner repair facility and digital-asset management Network-Operations-Center (NOC) in Texas.

“We opened this new state-of-the-art ASIC repair facility as part of our overall vision to support and streamline our own SAFETek mining operational efficiency while providing much needed repair services to other Crypto Miners. We expect the new facility will enable SAFETek and our customers to greatly increase the efficiency and uptime of their mining operations by as much as 30% over time and will extend the life-expectancy of mining equipment many years into the future. Such operational efficiency improvements are expected to translate into significant ROI for the Company and our customers” said Rob Walther, SAFETek EVP of Crypto Operations.

The new facility became fully operational on May 14th, 2021 and is designed to enable SAFETek to process and repair more than 200 ASIC bitcoin miners per day. Texas will be the hub for SAFETek’s supply chain, repair center and network-operations-center. The new combined 20,000 sq ft (10,000 sq ft under-roof/ 10,000 sq ft external) facility has been developed on approximately 1.75 acres and is located in the Houston metropolitan area.

Additionally, the new facility was also designed to include a self-hosting operation for SAFETek’s mining and testing, which is capable of running and testing 100+ miners at a time.

“The opening of the new Texas facility will also enable SAFETek to research and develop a variety of innovative mining hosting, software and cooling technologies for increased mining production and efficiency. This will help SAFETek remain highly competitive and on the cutting-edge of mining technology” said Joe Cammarata, Investview CEO.

“We expect the new business to be immediately accretive to Investview’s revenue, earnings per share, and free cash flow in the 2nd quarter of fiscal ‘22. We also project that between now and 2030, the new business will continue to greatly benefit from increased demand for ASIC miners and required repair services in the US, and North America” added Joe Cammarata, Investview CEO.

There is shortage of mining equipment spurred by the recent rise in BTC pricing which has attracted new miners and increased need for existing miners. There is great pressure on ASIC foundries and manufacturers for new mining equipment where estimated wait times are at least six months. As a result of this, there has been as much as a 200% price increase in the secondary market.

SAFETek seeks to resolve this growing problem by providing repair services for existing mining equipment throughout the U.S. and North America. There are hundreds of thousands of Bitcoin and Ethereum mining rigs experiencing high failure rates, creating an ever-growing demand for repair services, which SAFETek can now address.

“SAFETek services will enable Crypto Miners the ability to efficiently have their ASIC miner machines repaired with native reconditioned parts while reducing the significant downtime and expense of sending mining machines back to China. Further, by providing these repair and management services to crypto miners and hosting firms, we aim to foster a more collaborative environment needed for the worldwide support and adoption of crypto currencies” added Rob Walther, SAFETek EVP of Crypto Operations.

While SAFETek offers a reliable repair service in Texas, the service team is ready to travel throughout North America and beyond to meet installation, maintenance and repair needs for ASIC miners.

The new state-of-the-art facility provides certified engineers who can promptly diagnose problems and repair equipment with original parts. Brand models supported for repair are: Bitmain, Innosilicon, Canaan, and Whatsminer ASIC mining machines.

Ultimately, the new SAFETek repair facility and Network Operations Center in Texas is aimed to assist Miners to:

●	Increase and maintain mining hashrate and profitability.
●	Reduce downtime by allowing repairs to happen in North America, avoiding long international shipping delays.
●	Significantly reduce repair costs.
●	Optimize and enhance mining server operation, monitoring, management, support and performance.

“This announcement marks another milestone step for Investview as our company continues its strong business momentum across all our business verticals to achieve our business objectives,” stated Joe Cammarata, CEO.

To learn more about SAFETek services, please visit safeteksolutions.com

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the generation of digital assets. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contacts

Investor Relations
Contact: Arthur Rome
Phone Number: 732.889.4308
Email: pr@investview.com